EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-134944, No. 333-129777 and No. 333-205048) on Form S-8, as amended, and (No. 333-131935, No. 333-131512 and No. 333-204469) on Form S-3, of InfoSonics Corporation and subsidiaries of our report dated March 11, 2016, relating to our audits of the consolidated financial statements and the financial statement schedule, included in the Annual Report on Form 10-K of InfoSonics Corporation and subsidiaries for the year ended December 31, 2015.

/s/ SingerLewak LLP
SINGERLEWAK LLP

Irvine, California
March 11, 2016